EXHIBIT 10.3

Letter, of Intent – Formal Agreement to Follow between Edwin Morrow and Gold Lakes Corp.

To Whom it may Concern

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Gold Lakes would announce Mr. Edwin Morrow as an advisory committee member and as Consultant for supervising Exploration Activity effective November 1st 2015. This will involve initially, the following:

-	Recommendation for a work program in line with the schedule of payments.

-	Assist in putting together news releases and other required documents.

In return:

-	Gold Lakes honors Morrow's previous Siga account payable of approx $12,000 to be paid paid over 12 months upon presentation of appropriate invoices.

-	Gold Lakes honors previous 100,000 restricted Siga shares issued post split and name change to Gold Lakes.

-	Gold Lakes will issue Mr. Morrow an additional 100,000 restricted shares post split, for atotal of 200,000 shares

Mr. Morrow will receive a retainer of $1,500 a month (payable monthly in advance) for a minimum of three months under an Advisory and Consultancy agreement for work programs as Gold Lakes Corp's Advisory Committee Member and Consultant for Exploration

Edwin Morrow	Christopher Vallos
GoldLakes Corp